Filed in the Office of	Business Number E24040872022-8
FVAguilar	Filing Number 20244429886
Secretary of State State Of Nevada	Filed On 10/28/2024 2:22:00 PM
	Number of Pages 2

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Correction

NRS 78, 78A, 80, 81, 82, 84, 86, 87, 87A, 88, 88A, 89 and 92A

(Only one document may be corrected per certificate.)

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

INSTRUCTIONS:

1. Enter the current name as on file with the Nevada Secretary of State and enter the Entity or Nevada Business Identification Number (NVID).
2. Name of document with inaccuracy or defect.
3. Filing date of document with inaccuracy or defect.
4. Brief description of inaccuracy or defect.
5. Correction of inaccuracy or defect.
6. Must be signed by Authorized Signer. Form will be returned if unsigned.

1. Entity Information:	Name of entity as on file with the Nevada Secretary of State: Digital Ally, Inc. Entity or Nevada Business Identification Number (NVID): E24040872022-8
2. Document:	Name of document with inaccuracy or defect: Amended and Restated Articles of Incorporation
3. Filing Date:	Filing date of document which correction is being made: 2/6/2023
4. Description:	Description of inaccuracy or defect: Amended and Restated Article XI inadvertently included an erroneous description of the authorized shares of the corporation.
5. Correction:	Correction of inaccuracy or defect: Corrected version of the Amended and Restated Article XI as set forth on Exhibit A.
6. Signature: (Required)	X [signature] Signature — 10-25-24 Date

This form must be accompanied by appropriate fees.

EXHIBIT A

Additional Articles of Incorporation

of Digital Ally, Inc.

ARTICLE XI

Authorized Shares: The aggregate number of shares of capital stock that the corporation will have authority to issue is two hundred ten million (210,000,000) shares, of which two hundred million (200,000,000) shares shall be designated common stock, par value $0.001 per share (the "Common Stock") and ten million (10,000,000) shall be designated preferred stock, par value $0.001 per share (the "Preferred Stock"). The holders of the Common Stock shall have one (1) vote per share on each matter submitted to a vote of stockholders. Each share of Common Stock shall be entitled to the same dividend and liquidation rights. The capital stock of this corporation, after the amount of the subscription price has been paid, shall never be assessable, or assessed to pay debts of this corporation. The Preferred Stock shall be blank check preferred stock.

The shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations, or restrictions thereof, including, but not limited to, the fixing or alteration of the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of shares of Preferred Stock, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of the shares of that series, but not below the number of shares of that series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status they had prior to the adoption of the resolution originally fixing the number of shares of that series.

Upon the effectiveness of the Certificate of Amendment to the Articles of Incorporation (the "*Effective Time*"), each twenty (20) shares of the Corporation's Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the "*Old Common Stock*"), will automatically and without any action on the part of the respective holders thereof be combined, reclassified and changed into one (1) share of Common Stock, par value $0.001 per share, of the Corporation (the "*New Common Stock*"). To the extent any holders of Old Common Stock are entitled to fractional shares of New Common Stock, the Corporation shall issue an additional share to all holders of fractional shares of New Common Stock. The combination and conversion of the Old Common Stock shall be referred to as the "Reverse Stock Split."

The Corporation shall not be obligated to issue certificates evidencing the shares of New Common Stock outstanding as a result of the Reverse Stock Split unless and until the certificates evidencing the shares held by a holder prior to the Reverse Stock Split are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the